Exhibit 99.1

Contact:
Lisa Weeks
+843-383-7524
lisa.weeks@sonoco.com

Sonoco Announces Agreement to Acquire Westrock’s Remaining Interest in Joint Venture: RTS Packaging

Expands Sustainable Fiber-based Consumer Portfolio

HARTSVILLE, S.C., U.S. – November 9, 2022 – Sonoco Products Company (NYSE: SON) (“Sonoco” or the “Company”), a diversified global packaging leader, today announced it has entered a definitive agreement to purchase the remaining equity interest in RTS Packaging, LLC (“RTS”) from joint venture partner WestRock Company (“WestRock”) and one WestRock paper mill in Chattanooga, Tennessee, for $330 million in cash, subject to customary price adjustments. The valuation is approximately 6.6x adjusted EBITDA without synergies and 5x adjusted EBITDA pro forma for synergies. Sonoco also anticipates that it will be able to achieve $40 million of tax benefits from the transaction. Upon completion of the transaction, Sonoco will own 100% of RTS, formerly operated as a joint venture between Sonoco (35% ownership interest) and WestRock (65% ownership interest). The transaction which has been unanimously approved by the Sonoco Board of Directors is expected to close in the first half of 2023, subject to regulatory approvals and customary closing conditions.

RTS Packaging was formed in 1997 as a joint venture that combined the former protective packaging operations of WestRock (formerly known as Rock-Tenn Company) and Sonoco to market solid fiber partitions from 100% recycled paperboard to glass container manufacturers and producers of wine, liquor, food, and pharmaceuticals. For the year ending Dec. 31, 2022, the acquired assets are expected to generate sales of approximately $270 million and EBITDA of $50 million. In addition, the Company expects to drive total synergies of $16 million over the next 24 months following closing.

The transaction will give Sonoco full ownership of fourteen converting operations, including ten in the United States, two in Mexico, and two in South America and one paper mill in the United States. Upon completion of the transaction, approximately 1,100 individuals will become employees of Sonoco. The Company expects to fund the cash acquisition with new borrowings from lenders and cash on hand. Sonoco’s net debt to base EBITDA ratio is expected to remain below 3.0x after the transaction.

"RTS Packaging has been a tremendous success for both WestRock and Sonoco. Over the last 25 years, we have worked in true partnership to build a great company,” said Howard Coker, CEO and President of Sonoco. “We are excited to acquire the remaining stake in RTS Packaging and look forward to working with Al Bosma, who will remain as the RTS leader, and the entire management team to continue to strengthen and grow the business. The acquisition is well-aligned with Sonoco’s long-term strategy to focus on our core integrated businesses and expand our sustainable consumer packaging portfolio. RTS has exposure to growing beverage markets, as well as unique capabilities to support marquee customers in these markets. We look forward to welcoming our RTS colleagues to the Sonoco family and building on these successful customer partnerships in the future.”

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

About Sonoco Founded in 1899, Sonoco (NYSE:SON) is a global provider of packaging and products. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

Forward-Looking Statements
This news release includes forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about the Company, RTS, and the acquired paper mill in Chattanooga, Tennessee (the “Chattanooga Mill”), the industry and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning the Company’s, RTS’s and the Chattanooga Mill’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the ability of the parties to complete the transaction on the anticipated timetable, the parties’ ability to satisfy the closing conditions to the transaction and the ability of the Company to realize the anticipated benefits and synergies from the transaction. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com